Free Writing Prospectus filed pursuant to Rule 433

Registration Statement No. 333-233477

Supplementing the Preliminary Prospectus Supplement dated April 7, 2020

(To Prospectus dated August 27, 2019)

Keurig Dr Pepper Announces Strategic Refinancing to Extend Debt Maturities

and Enhance Liquidity Profile

Commences a Public Offering of Senior Notes and the Refinancing and Upsizing of Revolving Credit Facility

BURLINGTON, MA, and PLANO, TX, April 7, 2020 /PRNewswire/ — Keurig Dr Pepper (NYSE: KDP) (the “Company” or “KDP”) announced today a strategic refinancing program, intended to extend the Company’s debt maturities and enhance its liquidity profile.

In making the announcement, the Company indicated that it has commenced a public offering of senior notes, subject to market and other customary conditions, as well as the refinancing and upsizing of the Company’s existing revolving credit facility.  The Company intends to use the net proceeds from the sale of the notes to repay short-term commercial paper notes and current borrowings under its existing revolving credit facilities. The strategic refinancing is not expected to change the Company’s total debt balance or its deleveraging commitments.

“The strategic refinancing announced this morning is another proactive step we are taking at KDP to increase our existing excess liquidity to a level that would far exceed potential increased liquidity needs, even in the event of a protracted downturn.  We have consistently taken a conservative approach to managing our business, including our balance sheet and financial health, and today’s announcement is yet another indication of this financial discipline,” stated Chief Financial Officer Ozan Dokmecioglu.

BofA Securities Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC will act as joint book-running managers for the notes offering.

The offering of the notes is being made only by means of a prospectus and related prospectus supplement. Copies may be obtained from: BofA Securities, Inc., 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, telephone: 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com; Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by email at prospectus-ny@ny.email.gs.com; and from J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attn: Investment Grade Syndicate Desk, telephone: (212) 834-4533. An effective registration statement is on file with the Securities and Exchange Commission (“SEC”), and a copy of the prospectus and related prospectus supplement will also be available on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these notes in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Keurig Dr Pepper

Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue in excess of $11 billion and 25,000+ employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott’s®, CORE® and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing its beverages responsibly through its Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations.  These statements are often, but not always, made through the use of words or phrases such as

“may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” and “would,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature.  These forward-looking statements have been based on the Company’s current views with respect to future events and the timing of this notes offering. These forward-looking statements are subject to a number of risks and uncertainties including prevailing market conditions, as well as other factors. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s other filings with the SEC. Forward-looking statements represent the Company’s estimates and assumptions only as of the date that they were made. The Company does not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable law.

Contact information

Investors:
Tyson Seely
(781) 418-3352
tyson.seely@kdrp.com

Steve Alexander
(972) 673-6769
steve.alexander@kdrp.com

Media:
Katie Gilroy
(781) 418-3345
katie.gilroy@kdrp.com